EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
First Quarter Ended April 4, 2015
LOS ANGELES, California (May 12, 2015) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended April 4, 2015.
First Quarter 2015 Recap

•	First quarter revenue was $172.9 million

•	Net loss was $2.0 million, or $0.18 per share

•	EBITDA for the quarter was $10.5 million

•	Made voluntary principal prepayment of $10.0 million on term loan during the quarter
“We are very disappointed in our 2015 first quarter financial and operational performance and are taking swift action to resolve or mitigate the factors that impeded our execution during the quarter,” said Anthony J. Reardon, chairman and chief executive officer. “The lost revenue from the decline in our military and space business, particularly in our AeroStructures operating segment, caused us to incur higher relative indirect costs at a faster rate than we were able to offset with our cost reduction initiatives. This, coupled with production inefficiencies in certain legacy programs and one-time development costs related to new technology applications, adversely impacted our gross margin. To address these issues, we are working on specific plans to lower operating costs and improve profitability, including additional headcount reductions, where appropriate.
“We continue to see strength in certain of our end-use markets. We are experiencing solid large airframe commercial aerospace demand, up 11% year-over-year. In addition, our industrial sector revenue rose year-over-year, benefiting from ongoing business development efforts. These growth areas -- combined with steps being taken to further streamline our operations -- will lead to improved results for the remainder of 2015. Over the long term, we are committed to diversifying our customer base by investing in new technologies and processes, which will position the Company for stronger performance going forward.”

First Quarter Results
Net revenue for the first quarter of 2015 was $172.9 million compared to $179.8 million for the first quarter of 2014. The net revenue decrease year-over-year primarily reflects 22.4% lower revenue in the Company’s military and space end-use markets partially offset by 19.7% higher revenue in the Company’s commercial aerospace end-use markets and 7.8% higher revenue in the Company’s non-aerospace and defense (“non-A&D”) end-use markets.
The net loss for the first quarter of 2015 was $2.0 million, or $0.18 per share compared to net income of $5.2 million, or $0.46 per diluted share, for the first quarter of 2014. The net loss for the first quarter of 2015 was primarily due to an unfavorable product mix, lower revenues, loss of efficiencies resulting from lower manufacturing volume, higher accrued compensation and benefit costs, and higher professional service fees, partially offset by lower income tax expense and lower interest expense. The current quarter effective income tax benefit rate was 35.0% compared to an income tax rate of 33.0% for the prior year’s quarter.
Operating income for the first quarter of 2015 was $3.6 million, or 2.1% of revenue, compared to $14.8 million, or 8.2% of revenue, in the comparable period last year. The decrease in operating income in the first quarter of 2015 was primarily due to an unfavorable product mix, lower revenues, loss of efficiencies resulting from lower manufacturing volume, higher accrued compensation and benefit costs, and higher professional service fees.

Interest expense decreased to $6.7 million in the first quarter of 2015, compared to $7.1 million in the previous year’s first quarter, primarily due to lower outstanding debt balances as a result of voluntary principal prepayments on the term loan each quarter during 2014 as well as the first quarter of 2015 as the Company continued to de-lever its balance sheet.
EBITDA for the first quarter of 2015 was $10.5 million, or 6.1% of revenue, compared to $22.3 million, or 12.4% of revenue, for the comparable period in 2014.
During the first quarter of 2015, the Company generated $3.5 million of cash from operations compared to cash used in operations of $9.8 million during the first quarter of 2014.
The Company’s firm backlog as of April 4, 2015 was approximately $538 million.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment reported net revenue for the current first quarter of $72.1 million, compared to $81.7 million for the first quarter of 2014. The lower net revenue was primarily due to a 43.0% decrease in military and space revenue, partially offset by a 10.8% increase in commercial aerospace revenue.

DAS segment operating income for the current first quarter was $2.1 million, or 3.0% of revenue, compared to operating income of $11.1 million, or 13.6% of revenue, for the first quarter of 2014. The lower operating income was primarily due to an unfavorable product mix, lower revenues, and loss of efficiencies resulting from lower manufacturing volume. EBITDA was $4.7 million for the current quarter, or 6.5% of revenue, compared to $13.5 million, or 16.5% of revenue, for the comparable quarter in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment reported net revenue for the current first quarter of $100.9 million, compared to $98.1 million for first quarter 2014. The higher net revenue reflected a 66.9% increase in commercial aerospace electronics revenue and a 7.8% increase in non-A&D revenue, partially offset by a 10.0% decrease in military and space revenue.

DLT’s operating income for the current first quarter was $6.3 million, or 6.2% of revenue, compared to $7.0 million, or 7.2% of revenue, for the first quarter of 2014, primarily due to an unfavorable product mix that was partially offset by higher revenues. EBITDA was $10.6 million for the current quarter, or 10.6% of revenue, compared to $12.1 million, or 12.3% of revenue, in the comparable quarter of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the first quarter of 2015 were $4.8 million, or 2.8% of total Company revenue, an increase from $3.3 million, or 1.8% of total Company revenue in the prior-year period. CG&A expenses increased primarily due to higher accrued compensation and benefit costs and higher professional service fees.

Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, chief financial officer and treasurer, will be held today, May 12, 2015 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 866-700-6293 (international 617-213-8835) approximately ten minutes prior to the conference time. The participant passcode is 98130727. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 85960209.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President, Chief Financial Officer and Treasurer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	April 4, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$32,705	$45,627
Accounts receivable, net	90,912	91,060
Inventories	141,443	142,842
Production cost of contracts	11,115	11,727
Deferred income taxes	13,783	13,783
Other current assets	19,485	23,702
Total Current Assets	309,443	328,741
Property and Equipment, Net	99,998	99,068
Goodwill	157,569	157,569
Intangibles, Net	152,596	155,104
Other Assets	6,321	7,117
Total Assets	$725,927	$747,599
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$27	$26
Accounts payable	58,577	58,979
Accrued liabilities	41,659	52,066
Total Current Liabilities	100,263	111,071
Long-Term Debt, Less Current Portion	280,019	290,026
Deferred Income Taxes	70,199	69,448
Other Long-Term Liabilities	19,938	20,484
Total Liabilities	470,419	491,029
Commitments and Contingencies
Shareholders’ Equity
Common stock	110	110
Additional paid-in capital	72,992	72,206
Retained earnings	188,932	190,905
Accumulated other comprehensive loss	(6,526)	(6,651)
Total Shareholders’ Equity	255,508	256,570
Total Liabilities and Shareholders’ Equity	$725,927	$747,599

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 4, 2015	March 29, 2014
		As Restated
Net Revenues	$172,920	$179,753
Cost of Sales	146,159	143,838
Gross Profit	26,761	35,915
Selling, General and Administrative Expenses	23,134	21,087
Operating Income	3,627	14,828
Interest Expense	(6,661)	(7,125)
(Loss) Income Before Taxes	(3,034)	7,703
Income Tax (Benefit) Expense	(1,061)	2,544
Net (Loss) Income	$(1,973)	$5,159
(Loss) Earnings Per Share
Basic (loss) earnings per share	$(0.18)	$0.48
Diluted (loss) earnings per share	$(0.18)	$0.46
Weighted-Average Number of Common Shares Outstanding
Basic	10,964	10,844
Diluted	10,964	11,107

Gross Profit %	15.5%	20.0%
SG&A %	13.4%	11.7%
Operating Income %	2.1%	8.2%
Net (Loss) Income %	(1.1)%	2.9%
Effective Tax (Benefit) Rate	(35.0)%	33.0%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended
	% Change	April 4, 2015	March 29, 2014	% of Net Revenues 2015	% of Net Revenues 2014
			As Restated		As Restated
Net Revenues
DAS	(11.8)%	$72,058	$81,654	41.7%	45.4%
DLT	2.8%	100,862	98,099	58.3%	54.6%
Total Net Revenues	(3.8)%	$172,920	$179,753	100.0%	100.0%
Segment Operating Income
DAS		$2,138	$11,092	3.0%	13.6%
DLT		6,285	7,044	6.2%	7.2%
		8,423	18,136
Corporate General and Administrative Expenses (1)		(4,796)	(3,308)	(2.8)%	(1.8)%
Total Operating Income		$3,627	$14,828	2.1%	8.2%
EBITDA
DAS
Operating Income		$2,138	$11,092
Depreciation and Amortization		2,513	2,416
		4,651	13,508	6.5%	16.5%
DLT
Operating Income		6,285	7,044
Depreciation and Amortization		4,359	5,008
		10,644	12,052	10.6%	12.3%
Corporate General and Administrative Expenses
Operating loss		(4,796)	(3,308)
Depreciation and Amortization		42	2
		(4,754)	(3,306)
EBITDA		$10,541	$22,254	6.1%	12.4%
Capital Expenditures
DAS		$3,334	$1,285
DLT		1,490	897
Corporate Administration		4	10
Total Capital Expenditures		$4,828	$2,192

(1)	Includes costs not allocated to either the DLT or DAS operating segments.